PURCHASE AND SALE AGREEMENT




                                 BY AND BETWEEN




                             SOVEREIGN GROUP 1984-II


                                    AS SELLER




                                       AND




                                GROVE CORPORATION


                                  AS PURCHASER






                     Ribbon Mill Apartments, Manchester, CT


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                                TABLE OF CONTENTS

1.       Agreement to Purchase and Sell..................................    1

2.       Purchase Price; Deposits........................................    2

3.       Closing Date....................................................    2

4.       Property Inspection Contingency.................................    4

5.       Title Commitment and Survey.....................................    6

6.       Condemnation....................................................    7

7.       Fire or Other Casualty..........................................    7
 .
8.       Seller's Covenants, Representations and Warranties ..............   8

9.       Purchaser's  Representations and Warranties .....................  10

10.      Brokerage Commissions...........................................   10

11.      Seller's Closing Deliveries.....................................   11

12.      Default.........................................................   12

13.      Pro-rations, Closing Costs and Adjustments .....................   13

14.      Notices.........................................................   14

15.      Miscellaneous...................................................   15

16.      Duties and Responsibilities of Escrow Agent ....................   16


Exhibit A         Description of Land
Exhibit B         Rent Roll
Exhibit C         Description of Existing Note, Mortgage and Foreclosure Action
Exhibit D         Service, Supply and Maintenance agreements

                           PURCHASE AND SALE AGREEMENT



         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of November 12, 1997 (the "Effective Date"), by and SOVEREIGN GROUP 1984-II, a Connecticut partnership ("Sovereign"), with a mailing address at c/o Richmond Realty, 149 Chapel Road, Manchester CT 06040 Attention: David Harding ("Seller") and GROVE CORPORATION, a Connecticut corporation, with a mailing address at 598 Asylum Avenue, Hartford CT 06105 Attention: Mr. Brian Navarro ("Purchaser").



                                R E C I T A L S:


         WHEREAS,  Sovereign  is the fee simple  owner of that  certain real and personal property located in the Town of Manchester, Hartford County, Connecticut with a mailing address of 150 Pine Street, Manchester, CT 06040, commonly known as the Ribbon Mill apartment complex containing 104 residential units (the "Property"). Subject to the terms, provisions and conditions of this Agreement, Purchaser is willing to acquire and Seller is willing to sell the Property.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

         1. Agreement to Purchase and Sell. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to acquire from Seller, subject to the terms, provisions and conditions of this Agreement, the fee interests of Seller in the parcel of land more particularly described on Exhibit A attached hereto, together with (i) all buildings and other improvements situated thereon and known as Ribbon Mill apartment complex, (ii) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of Seller pertaining to such land and buildings, (iii) all right, title and interest of Seller in and to the appliances, fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to such land or buildings, or used in connection therewith (collectively, the "Personal Property"), (iv) all right, title and interest of Seller, if any, in and to the trade name of the buildings (v) all right, title and interest of Seller, if any, in and to all strips and gores, all alleys adjoining the land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the land to the center line thereof, and all right, title and interest of Seller, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the land or the buildings by reason of a change of grade of any street, road or avenue, (vi) all right, title and interest of Seller under all leases, licenses or other occupancy agreements and tenancies affecting said land and buildings, and (vii) all right, title and interest of Seller in and to all warranties and guaranties affecting the buildings and the Personal Property (the land, together with all of the foregoing items listed in clauses (i)-(vii) above being hereinafter collectively referred to herein as the "Property" or the "Properties").

         2.       Purchase Price; Deposits.

                  (a) Purchaser agrees to pay an aggregate purchase price for the Property (the "Purchase Price") equal to the lesser of (i) Three Million Eight Hundred Thirteen Thousand and No/100 Dollars ($3,813,000.00); or (ii) if Seller enters into the Settlement Agreement, the sum of (A) Five Hundred Eight Thousand Four Hundred and No/100 Dollars ($508,400.00) and (B) the Settlement Amount (defined below), or (iii) if the Purchaser enters into the Loan Sale Agreement, Four Hundred Forty Four Thousand Eight Hundred Fifty and No/100 Dollars ($444,850.00) . The Purchase Price, plus or minus pro-rations, credits and adjustments, if any, as hereinafter provided, shall be payable as follows:

                  (i) Fifty Seven Thousand One Hundred Ninety-Five and No/100 Dollars ($57,195.00) (the "Initial Deposit") shall be deposited by Purchaser in escrow with Commonwealth Land Title Insurance Company (sometimes hereinafter called the "Title Company" or the "Escrow Agent") upon the full execution and delivery of this Agreement.

                  (ii) Within five (5) business days after the date, if any, that Purchaser receives notice from Seller that Seller has executed and delivered a binding settlement agreement with the Existing Holder (defined below) (such agreement, the "Settlement Agreement") regarding the settlement of the Foreclosure (defined below) and the satisfaction of the Existing Mortgage (defined below) and is ready and able to consummate the Closing, such notice to be accompanied by a true and correct copy of the Settlement Agreement as certified by an authorized officer of Seller (such notice and supporting documentation, the "Settlement Notice"), and provided that the Inspection Period Expiration Date has occurred and Purchaser has not exercised any right to terminate this Agreement pursuant to Section 4(c), Purchaser shall deliver in escrow with Escrow Agent the sum of Fifty Seven Thousand One Hundred Ninety-Five and No/100 Dollars ($57,195.00)(the "Additional Deposit"; the Initial Deposit and the Additional Deposit are sometimes individually and collectively referred to as the "Deposit").

         The Deposit shall be held by the Escrow Agent in an interest bearing escrow account. Interest earned on the Deposit, if any, shall be deemed part of the Deposit. All references to the Deposit contained in this Agreement shall mean and refer to the Deposit, together with any interest accrued thereon. Except as otherwise provided herein, the Deposit shall be credited to Seller at Closing.

                  (b)  The  balance  of  the  Purchase  Price,   plus  or  minus
pro-rations, credits and adjustments as aforesaid, shall be payable at the Closing (as hereinafter defined) to a bank account designated by Seller through a wire transfer of immediately available funds.

         3.       Closing Date.

                  (a) Subject to subsection (b) and (c) below, the transaction contemplated by this Agreement shall be closed (the "Closing") at a location in the State of Connecticut as designated by Purchaser's mortgagee, if any, or as otherwise mutually agreed by Purchaser and Seller on the date (the "Closing Date") which is ten (10) days after Purchaser receives the Settlement Notice, provided, however, in the event that Seller fails to obtain the Settlement Agreement and Purchaser elects to directly acquire the Existing Mortgage as provided hereinbelow, the transaction contemplated hereby shall be closed on or about the date which is thirty (30) days after the execution and delivery of the Loan Sale Agreement (defined below) provided, further, that if the purchase agreement in respect of the Briar/ Hilltop Properties (defined below) is in full force and effect and the "Closing Date" (as defined in such purchase agreement) is extended in accordance with the terms of such agreement, then the Closing Date hereunder shall be co-extended to such "Closing Date". If the Closing Date established pursuant to the preceding sentence is a Saturday, Sunday or legal holiday, the Closing Date shall be the next business day thereafter. Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Seller shall each have the one-time right to extend the closing hereunder for a period of up to thirty (30) days by written notice of such election to the other party.

                  (b) Notwithstanding anything to the contrary contained herein, if Seller fails to deliver the Settlement Notice and Settlement Agreement to Purchaser on or before February 1, 1998 (such date, the "Initial Outside Date"), then, in such event, Purchaser, at Purchaser's option exercised in its sole and absolute discretion by written notice to Seller on or before February 10, 1998, may (i) terminate this Agreement by written notice to Seller, in which case the Deposit shall be returned to Purchaser, or (ii) elect to directly acquire the Existing Mortgage and the indebtedness secured thereby. In the event Purchaser elects to directly acquire the Existing Mortgage and the indebtedness secured thereby, Purchaser shall be afforded a period of sixty (60) days after the Initial Outside Date to enter into a Loan Sale Agreement with the Existing Holder on terms and conditions acceptable to Purchaser in its sole discretion. If Purchaser fails to enter into a binding Loan Sale Agreement on or before the expiration of such sixty (60) day period, then this Agreement shall automatically terminate, whereupon Escrow Agent shall promptly return the Deposit to Purchaser and this Agreement shall be of no further force or effect. Seller agrees to cooperate as reasonably required by Purchaser in connection with the aforesaid effort and agrees to execute, or cause to be executed, such documents and instruments as are reasonably requested by Purchaser to facilitate the transactions contemplated hereby, including, without limitation, the execution and delivery of a general release by Seller for the benefit of the Existing Holder releasing such holder from any and all claims of Seller arising from or related to the Existing Indebtedness.

         If, for any reason other than the default of Purchaser under the Loan Sale Agreement, the Existing Holder is not willing or able or shall fail to assign, transfer and convey all of its interest in the Existing Mortgage to Purchaser on the Closing Date, then, notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the right to extend the closing hereunder for a period of up to thirty (30) days by written notice of such election to Seller. In the event that the Mortgage Holder is not willing or able or shall fail to assign, transfer and convey all of its interest in the Existing Mortgage to Purchaser on or before the expiration of such thirty day period, Purchaser may terminate this Agreement by giving Seller written notice of its election to terminate this Agreement, whereupon Escrow Agent shall promptly return the Deposit to Purchaser.

                  (c) In the event that Seller has entered into the Settlement Agreement, then, on or before the Closing Date, Seller shall (i) record a satisfaction and discharge of the Existing Mortgage, or shall cause a satisfaction and discharge to be deposited with the Title Company with an irrevocable instruction by the holder of the Existing Indebtedness to release and record the same upon receipt of the full amount provided under the Settlement Agreement and (ii) shall deposit such other instruments and documents as are required by the Title Company for purposes of issuing its ALTA Owner's Policy of Title Insurance naming Purchaser, upon consummation of the transactions contemplated hereby, as the fee simple owner of the Property without any exception for the Existing Mortgage, the Foreclosure, the receivership affecting the Property or any and all other actions or proceedings of the Existing Holder in respect of the Existing Indebtedness.

                  (d) For purposes of this Agreement, the following terms shall have the following meanings:


                  "Existing Holder" shall mean Ocwen Federal Bank, FSB.

                  "Existing Indebtedness" shall mean the indebtedness evidenced by the Existing Note and secured by the Existing Mortgage.

                  "Existing Mortgage" shall mean that certain mortgage more particularly described on Exhibit C secured by the Property.

                  "Existing Note" shall mean that certain note more particularly described on Exhibit C evidencing the Existing Indebtedness payable by the Seller to the Existing Holder.

                  "Foreclosure"  shall  mean  the  foreclosure   proceedings  in
respect of the Existing Mortgage more particularly described on Exhibit C.

                  "Loan Sale Agreement" shall mean a purchase and sale agreement by and between Purchaser and the Existing Holder with respect to the purchase by Purchaser of the Existing Note and Existing Mortgage on terms and conditions acceptable to Purchaser in its sole and absolute discretion.

                  "Settlement  Amount"  shall mean the amount  paid by Seller to the Existing Holder in full satisfaction of the Existing Indebtedness, provided, however, that if such amount is in excess of $3,304,600.00, then for purposes of this Agreement the term "Settlement Amount" shall be deemed to mean $3,304,600.00.

         (d) Seller confirms and agrees that Purchaser's obligation to consummate the transactions contemplated by this Agreement shall be conditioned and contingent upon the prior or simultaneous acquisition by Purchaser (or Purchaser's permitted assignee) of the properties known as the Briar Knoll Apartments, Vernon, Connecticut and the Hilltop Apartments, Norwich, Connecticut (collectively, the "Briar/Hilltop Properties"). If, for any reason, Purchaser is unable to acquire Briar/Hilltop Properties, then, in such event, Purchaser may, at Purchaser's sole discretion, elect to terminate this Agreement or waive such condition and proceed to consummate the transaction contemplated hereby. If Purchaser elects to terminate this Agreement based on such event, Purchaser shall be entitled to the return of the Deposit.

         4.       Property Inspection Contingency.

     (a) For a period of twenty-one (21) days after November 17, 1997 (such period, the "Inspection Period"; the last day of such period, December 8, 1997, the "Inspection Period Expiration Date"), Purchaser and its employees, consultants, agents and independent contractors shall have the right and permission to enter upon the Property at reasonable times for the purpose of conducting studies, inspections and tests, including, without limitation, physical, geotechnical and environmental tests and inspections and such other tests and inspections as Purchaser deems appropriate. The foregoing studies, inspections and tests shall be conducted at the sole cost and expense of Purchaser. Notwithstanding the foregoing, Seller shall be responsible for fifty percent (50%) of Purchaser's out-of-pocket costs in the event that (a) Seller shall fail to procure the Settlement Agreement, or (b) Purchaser shall elect to terminate this Agreement under the provisions of Paragraph 5(e) below; provided that in no event shall Seller's liability for such costs exceed Five Thousand Dollars ($5,000.00). Such reimbursement by Seller, if applicable, shall be made within five (5) business days after Purchaser provides Seller with written evidence of such out-of-pocket costs. The aforesaid liability of Seller, if any, is cumulative with the liability, if any, of Neil Ellis pursuant to that certain letter executed by Neil Ellis for the benefit of Purchaser.

     (b) In conducting the studies, inspections and tests contemplated hereby, Purchaser (i) shall not unreasonably interfere with the existing uses of the Property by persons in possession thereof, (ii) shall afford reasonable prior notice to Seller with respect to the timing and scope of any physically intrusive tests or inspections, and (iii) shall restore promptly any physical damage caused by such studies, inspections or tests. Purchaser hereby agrees to indemnify, defend, and hold Seller free and harmless from any loss, injury, damage, claim, lien, cost or expense, including reasonable attorney's fees and costs, resulting from or arising out of any such study, inspection or test; provided, however, that such indemnity shall not extend to claims arising with respect to any conditions existing on the Property not caused by Purchaser or its employees, agents, consultants or independent contractors. To the extent that the scope of work in conducting such studies, inspections and tests entails physically intrusive work, Purchaser shall provide Seller with evidence of liability insurance naming Seller as an additional insured for each consultant or contractor performing such physically intrusive work on the Property.

     (c) If, as a result of its various investigations, Purchaser determines in its sole and absolute discretion that the Property is not a suitable investment for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice of its election to terminate (the "Termination Notice") at any time prior to the Inspection Period Expiration Date. If Purchaser fails to deliver a Termination Notice on or before the expiration of such period, Purchaser shall conclusively be deemed to have waived its right to terminate this Agreement based on this Section 4. If Purchaser delivers the Termination Notice to Seller prior to the Inspection Period Expiration Date, Escrow Agent shall thereupon promptly return the Deposit to Purchaser.

                  (d) Purchaser acknowledges that upon the expiration of the Inspection Period and provided Purchaser has not delivered a Termination Notice, Purchaser will have been granted access to and will have inspected the Property and, in such case, Purchaser agrees and represents that Purchaser is purchasing and will accept the physical condition of the Property "as-is" as existed at the time of expiration of the Inspection Period, subject to reasonable wear and tear, without any covenants, representations or warranties, express or implied, including without limitation, those of merchantability, habitability or fitness for any particular purpose (other than those representations and warranties contained in Section 8 hereof). Notwithstanding the foregoing, if, as of the Closing Date, a material adverse change in the condition of the Property has occurred after the expiration of the Inspection Period, then, in such event, Purchaser shall have the right to terminate this Agreement and Escrow Agent shall thereupon promptly return the Deposit to Purchaser.


                   5.      Title Commitment and Survey.

     (a) Purchaser shall, at Purchaser's expense, obtain (i) a title commitment (the "Commitment") for an Owner's Title Insurance Policy issued by a title insurance company satisfactory to Purchaser in an amount determined by Purchaser, covering title to the Property and (ii) a survey of the Property (the "Survey"). Purchaser shall have until the expiration of the Inspection Period to provide written notice to Seller of any matters shown by the Commitment and Survey affecting the Property which are not satisfactory to Purchaser, which notice (a "Title and Survey Notice") must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Purchaser's disapproval. The parties shall then have thirty (30) days after the date of such Title and Survey Notice to make such arrangements or take such steps as they shall mutually agree to satisfy Purchaser's objection(s). If the parties fail to agree on the necessary steps, Purchaser shall have a right to terminate this Agreement during the ten (10) day period following the expiration of the aforesaid thirty (30) day period. If Purchaser exercises such right, Escrow Agent shall thereupon promptly return the Deposit to Purchaser.

                  (b) Except as otherwise provided herein, Seller shall have no obligation whatsoever to expend any funds or cure any title or survey objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser. Notwithstanding anything to the contrary herein, if a Commitment shall disclose interests, encumbrances or liens of definite or ascertainable amounts which may be removed by the payment of money ("Ascertainable Interests"), Seller shall clear such item(s) (i) prior to the Closing Date, by using its own funds, or (ii) on the Closing Date, by using the Purchase Price payable to Seller by Purchaser.

     (c) From and after the execution of this Agreement until the Closing Date or termination of this Agreement, Seller covenants and agrees that no encumbrance, lien or other interest shall be created with respect to the Property (other than in the ordinary course of business) without first obtaining the prior written consent of Purchaser thereto, such consent not to be unreasonably withheld by Purchaser, provided, however, that no such consent shall be required in respect of new leases at the Property entered into by or on behalf of Seller in accordance with the terms, provisions and conditions set forth in Section 8(i) below. On the Closing Date, Purchaser shall conduct a search of title for the Property from the date of the Commitment through the Closing Date. Any new matters appearing of record during such rundown period not previously approved by Purchaser in writing shall constitute title defects hereunder. If any such title defects exist on the Closing Date, Purchaser may exercise its remedies for breach by Seller as provided in Section 12 below.

                  (d) All notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any health or other federal, state or municipal departments having jurisdiction against or affecting the Property (collectively, the "Violations"), shall be complied with by Seller prior to the Closing Date and the Property shall be conveyed free thereof. Notwithstanding the foregoing, should (i) such notice, order, or requirement necessitate the payment of Fifty Thousand Dollars ($50,000) or more by Seller, and (ii) Seller in good faith disputes the amount of such notice, order, or requirement, then Seller shall, prior to the Inspection Period Expiration Date, notify Purchaser of its election to either (a) terminate this Agreement, in which event all Deposits shall immediately be returned to Purchaser and, except as otherwise provided in Section 4(a), this Agreement shall be of no further force or effect; or (b) clear such item prior to or on the Closing Date. In the event that Seller elects to terminate this Agreement in accordance with this subsection (d), Purchaser shall then have the right to nullify Seller's termination notice by written notice, given to Seller within five (5) business days of Seller's election, declaring that Purchaser will assume responsibility for all amounts over Fifty Thousand Dollars ($50,000) to be paid in connection with such disputed notice, order, or requirement. In such event, the Agreement shall be reinstated and continue in full force and effect.

         6. Condemnation. If, prior to the Closing Date, all or any portion of the Property is taken by eminent domain, Purchaser shall have the option to terminate this Agreement, in which event the Deposit shall be promptly returned to Purchaser. In the event that Purchaser has not elected to terminate this Agreement within thirty (30) days after receiving notice from the taking authority of such taking, then Purchaser shall be deemed to have elected to proceed with the Closing without any reduction or adjustment to the Purchase Price. In such case, Seller shall assign to Purchaser, at the Closing, all rights that Seller has to any of the proceeds from such eminent domain proceedings. Seller and Purchaser agree to deliver any notice of condemnation proceedings or any actual knowledge thereof to the other promptly upon receipt thereof.

                   7. Fire or Other Casualty. If, prior to the Closing Date, all or any portion of the Property shall be destroyed or damaged by fire or other casualty, Seller shall give to Purchaser written notice thereof. Purchaser shall have the option to terminate this Agreement within thirty (30) days after receiving notice from Seller of such fire or other casualty, in which event the Escrow Agent shall promptly return the Deposit to Purchaser. In the event that Purchaser has not elected to terminate this Agreement as aforesaid, then Purchaser shall be deemed to have elected to proceed with the Closing with an equitable reduction or adjustment to the Purchase Price by reason of such casualty. Alternatively, so long as Seller has maintained replacement cost insurance sufficient for purposes of effectuating the aforesaid equitable adjustment, Seller shall assign to Purchaser, at the Closing, the proceeds of any such insurance policy(ies) payable to Seller by reason of such fire or other casualty. Seller agrees to maintain throughout the term of this Agreement casualty insurance with respect to the buildings and the contents thereof in an amount not less than one hundred percent (100%) of the full replacement cost of such buildings and contents.

         8.       Seller's Covenants, Representations and Warranties.

         Seller covenants, represents and warrants to Purchaser as follows:

         (a) Sovereign (i) is a partnership, duly organized, validly existing and in good standing under the laws of the State of Connecticut; (ii) has the authority and power to enter this Agreement and to consummate the transactions contemplated hereby; and (iii) subject to obtaining the consent of the limited partners of Sovereign, has duly authorized the execution and delivery of this Agreement and is duly bound to consummate the transactions contemplated hereby.

         (b) Neither this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by Seller of any agreement or contract to which Seller is bound or the Property is subject, or any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation of any applicable law, order, rule or regulation of any government authority.

         (c)  Seller  has  not  received  any  notification  of any  pending  or
threatened  condemnation,   requisition  or  similar  proceeding  affecting  the
Property or any portion thereof other than as disclosed herein.

         (d) Seller has not received and, to the best of Seller's knowledge, there are no notices, orders, decrees or judgments issued relating to any alleged or actual violation of fire, health, safety, traffic, sanitation, water pollution, environmental or other laws affecting, against or with respect to the Property. Except for the Foreclosure, Seller has not received any written notification of any action, suit, proceeding or investigation pending or threatened which might become a cloud on the title to the Property or any portion thereof. From and after the date hereof, Seller shall send to Purchaser (within three (3) days of delivery to or receipt by Seller) copies of all correspondence, notices or other communications delivered to or received by Seller from federal, state or local governmental authorities or agencies in connection with the Property.

         (e) Except for the Foreclosure, there are no defaults or breaches by Seller or the Property of any of the covenants, conditions, restrictions, rights-of-way, or easements or other instruments encumbering the Property or any portion thereof.

         (f) No special taxes or assessments have been levied, assessed or imposed on or against the Property or any part thereof that have not been fully and finally paid, and neither Seller, nor any of its agents or employees have received any notice, or have any knowledge, of contemplated, threatened or pending special taxes or assessments affecting the Property or any part thereof. Without limiting the generality of the preceding sentence, there is no pending assessment made by the Town of Manchester or any other authority with respect to the repair, maintenance or expansion of any water or sewage systems that may be located in any public right of way adjacent to the Property, or for any other public improvements or betterments of any type which would or could give rise to an assessment against the Property.

         (g) Attached hereto as Exhibit B is a true, correct and complete rent roll for the Property including each and every lease, license or other occupancy agreement affecting any portion of the Property as of the date hereof. Prior to Closing, Seller will not, without Purchaser's prior written consent (i) collect any rent for more than the then current month; (ii) give any rent concessions or agree to do any work for, or give any consideration other than possession to, any tenant except in the ordinary course of business; or (iii) lease any units at the Property for a term in excess of twelve (12) months or at less than fair market rental rates.

         (h) There is no union contract affecting the Property or the employees thereat and Seller will not enter into any such contract prior to Closing.

         (i) Seller has received no notice that there are permits, licenses, other than ordinary business licenses, or consents required by any governmental authority in connection with the use and occupancy of the Property that have not already been obtained.

         (j) Seller has good and indefeasible title to the Property in fee simple, and the Personal Property, and has the right to convey and transfer same, subject to the existing tenant leases and encumbrances of record.

         (k) From the date of this Agreement until Closing, Seller (i) shall maintain and repair the Property in its normal course of operations; (ii) shall operate the Property in its normal course of operations, including continuing to make units ready and continuing leasing; (iii) shall pay all obligations arising from the Property, as payment becomes due; (iv) shall make no material alterations to the Property; and (v) shall maintain each of the apartment units at the Property in its current condition, reasonable wear and tear excepted.

         (l) All of Seller's employees at the Property will be paid by Seller prior to Closing to the end of their last pay period. Benefits or compensation accrued prior to Closing due or claimed to be due either before or after Closing to employees or former employees of Seller shall not constitute obligations of Purchaser. All persons who are currently employed by Seller in connection with the management, operation or maintenance of the Property shall be terminated by Seller at or prior to Closing insofar as their employment relates to the Property.

         (m) No portion of the Property (including, without limitation, rental, security, or damage deposits to be conveyed to the Purchaser hereunder) shall be subject at the Closing to the burdens or obligations of any management agreement respecting the Property, so that Purchaser shall receive the Property free and clear of any such burdens or obligations and shall be free to enter into a management agreement or arrangement with a manager of its own choice. Unless approved by Purchaser in writing prior to Closing, as of the Closing, there will not be any service, supply or maintenance agreements with respect to the Property or any portion thereof, other than as listed on Exhibit D attached hereto, unless the same can be canceled upon thirty (30) days notice without the necessity of payment of any termination penalty or premium.

         (n) Except as disclosed by Seller and except for the possible presence of lead paint on the Property, Seller, to its knowledge, has not at any time, and no other party has at any time, handled, buried, stored, retained, refined, transported, processed, manufactured, generated, produced, spilled, allowed to seep, leak, escape or leech, or pumped, poured, emitted, emptied, discharged, injected, dumped, transferred or otherwise disposed of or dealt with Hazardous Substances (as hereinafter defined) on, to or from the Property. Seller knows of no seepage, leak, escape, leech, discharge, injection, release, emission, pumping, pouring, emptying or dumping of Hazardous Substances into waters on or adjacent to the Property, or onto lands from which such hazardous or toxic waste or substances might seep, flow or drain into such waters. The term "Hazardous Substances" shall mean and refer to any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the manufacture, use, maintenance or handling of which is restricted, prohibited or penalized by any Environmental Law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls). The term "Environmental Law" shall mean and refer to any law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution, Hazardous Substances or environmental protection (including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, Chapters 445 and 446k of the Connecticut General Statutes, all amendments and supplements to any of the foregoing and all regulations issued pursuant thereto).

         The representations and warranties of Seller set forth above shall be true, accurate and correct in all material respects upon the date of execution of this Agreement and shall be deemed remade by Seller as of the Closing Date with the same force and effect as if first made as of and on such date. Seller's covenants, representations and warranties contained in this Section shall survive the Closing for a period of one year. Purchaser agrees to provide prompt written notification to Seller upon Purchaser's discovery of a default or breach of such covenants, representations and warranties. Any action brought by Purchaser to enforce Purchaser's rights with respect to such covenants, representations and warranties must by commenced promptly after discovery thereof by Purchaser and in any event no such action shall be commenced after the expiration of the aforesaid one year period.

         9. Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that Purchaser is a partnership duly organized, validly existing and in good standing under the laws of the State of Connecticut, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any terms of its organizational documents.

         10. Brokerage Commissions. Each party represents and warrants to the other that it has not dealt with any entity or person who would be entitled to a brokerage commission, finder's fee or other similar compensation in connection with the transactions described herein payable from or in respect of the Purchase Price. Each party agrees to indemnify, defend, protect and hold forever harmless the other from and against any and all loss, liability, cost, damage and reasonable expense, including, without limitation, reasonable attorney's fees, which the other may incur, suffer or sustain by reason of any other right, claim, demand or damage made or asserted by any person or persons for the payment of a brokerage commission, finder's fee or similar compensation on account of a breach of this representation and warranty. The terms of this section shall survive Closing .

          11. Seller's Closing Deliveries. On the Closing Date, Seller shall deliver to Purchaser the following documents and instruments with respect to its Property (collectively, "Seller's Closing Deliveries"), duly executed by the applicable Seller, acknowledged where appropriate and otherwise in form and content reasonably satisfactory to Purchaser's counsel. Seller, not later than fifteen (15) days prior to the Closing Date, shall deliver to Purchaser's counsel, for approval thereby, draft photocopies of Seller's Closing Deliveries (with the exception of items (a), (b), and (c) below, which shall be prepared by Purchaser):

                  (a) a general warranty deed for the Property (the "Deed"), which shall be in proper statutory form for recording, subject only to the matters permitted hereby, so as to convey to Purchaser fee simple title to the Property as provided herein;

                  (b) a bill of sale for the Property conveying the Personal Property.

                  (c) an Assignment and Assumption of Leases for the Property, assigning the Leases in effect as of Closing and any new leases entered into in accordance with the terms of this Agreement, together with (i) copies of such Leases, and (ii) a Notice to Tenants in form and substance approved by Purchaser.

                  (d) a listing of the security deposit obligations (including a breakdown of statutory interest accrued thereon) of Landlord pursuant to the Leases, certified as true, correct and complete by Seller.

                  (e) a Certificate of Seller with respect to (i) prepaid rents held by Seller with respect to the Property, and (ii) those tenants in arrears with respect to the payment of rent and other amounts payable under the Leases, certified as true, correct and complete by Seller.

                  (f) copies of all contracts relating to the Property, if any, which Purchaser has agreed to assume, together with an assignment of such contracts to Purchaser.

                  (g) an assignment of all transferable warranties and guarantees then in effect, if any, with respect to the improvements located on the Property or any repairs or renovations to such improvements and Personal Property being conveyed hereunder.

                  (h) All books and records at the Property held by or for the account of Seller, including without limitation, plans and specifications and lease applications, as available.

     (i) an affidavit of title, certified by Seller, and such documents and instruments in respect of Seller's authority to sell the Property (including, without limitation, resolutions, incumbency certificate(s) and a certificate of good standing from each state of Seller's incorporation for any entity signing any of Seller's Closing Deliveries), in the form customarily required by title insurance companies in the State of Connecticut.

     (j) a nonforeign affidavit from Seller sufficient for the purposes of establishing and documenting the nonforeign affidavit exemption described in
Section 1445 of the Internal Revenue Code (the "FIRPTA Affidavit").

     (k) completed conveyance tax returns for the Property in the form required by the applicable governmental authority.

     (l) an indemnification agreement pursuant to which Seller shall represent and warrant to Purchaser that (i) all costs and expenses relating to the ownership and operation of its Property arising prior to the Closing Date have been paid in full, and (ii) that all service contracts for the applicable Property have been terminated on or before the Closing Date, and by which Seller shall indemnify and hold Purchaser harmless from and against all loss, cost and expenses arising by reason of a breach of such representations and warranties.

     (m) a rent roll for the Property, in the form of the rent roll attached hereto, dated as of the first day of the calendar month in which the Closing occurs, together with a certification of Seller with respect to any changes to such rent roll from the date thereof.

                  (n) if requested by Purchaser, a general release for the benefit of the Existing Holder releasing Existing Holder from any and all claims that Seller may have against Existing Holder with respect to the Existing Mortgage.

     (p) evidence of all necessary approvals by Seller's limited partners.

                  (q)  such   additional   instruments,   agreements  and  other
documents as may be necessary or convenient in order to effectuate the provisions of this Agreement.

         12.      Default.

     (a) Purchaser acknowledges that any failure of Purchaser to close hereunder will be highly injurious to Seller and therefore if Purchaser shall fail to close for any reason other than the default of Seller hereunder or as otherwise permitted in accordance with the terms of this Agreement, then, in such case, Seller may, at Seller's election and in lieu of all other remedies, (i) enforce specific performance by Purchaser of the terms of this Agreement , or, alternatively, (ii) terminate this Agreement, retain the Deposit and, to the extent that Purchaser shall incur actual damages in an amount greater than the Deposit retained by Seller as aforesaid, Seller shall be entitled to recover such excess amount from Purchaser, provided, however, that the maximum obligation of Purchaser in respect of any damages of Seller hereunder, including the Deposit, shall be $444,850.00.

                  (b) Seller acknowledges that the Property is of a special, unique and extraordinary character, and that any violation of this Agreement by Seller would be highly injurious to Purchaser, and therefore, if Seller shall default in the performance or observance of any of its covenants, agreements, or obligations for any reason other than a default by Purchaser, or if Seller shall violate any of its representations, warranties or covenants contained in this Agreement, Purchaser shall, in addition to the rights hereinafter provided, be entitled to the immediate return of the Deposit. Upon Seller's default, Purchaser, at Purchaser's election made in its sole and absolute discretion, may exercise any and all rights and remedies available to Purchaser at law or in equity, including, without limitation, the right to enforce specific performance by Seller. If this Agreement is terminated by Purchaser following Seller's default, Escrow Agent shall promptly return the Deposit to Purchaser.

                  (c) For purposes hereof, a breach by either party hereunder shall constitute a "default" only after written notice by the non-defaulting party to the other specifically stating the alleged breach and the failure of the defaulting party to thereafter cure such breach within five (5) days after the receipt of such written notice.

                   13.     Prorations, Closing Costs and Adjustments.

         (a) The following items shall be apportioned between Seller and Purchaser as of midnight of the day preceding the Closing Date:

              (i) Real estate taxes, assessments and sewer use charges.

              (ii)rent,  parking  charges,  laundry  machine and vending machine revenues and other amounts paid by tenants if, as and when received.

              (iii)fuel and other utilities (including, without
                   limitation, electricity, water and gas).

              (iv)personal property taxes, if any.

              (v) such other items as are  customarily  adjusted  in  connection with commercial real estate transactions of this type.

         (b) Purchaser shall receive a credit at Closing against the Purchase Price for the aggregate security deposit liability under the Leases, including, without limitation, any and all interest accrued thereon through the Closing Date.

         (c) If on the Closing Date any tenant is in arrears in the payment of rent or has not paid the rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any rents received by Purchaser or Seller from such tenant after the Closing Date shall be paid to Purchaser. Purchaser shall use commercially reasonable efforts (not including eviction) to collect any rents which relate solely to a rental period prior to the Closing Date. If such amounts are recovered by Purchaser, Seller shall be paid the amount in respect of past due amounts recovered net of reasonable attorney's fees and costs of collection incurred by Purchaser. With respect to any rents recovered by Purchaser from any tenant after the Closing Date, Purchaser may apply such rents first to any rents owed for the period after the Closing Date and any amount received in excess of such rentals shall be payable to Seller for application to any arrearage arising prior to the Closing Date as hereinafter defined. . Notwithstanding the foregoing, if as of the expiration of the sixth full calendar month following the Closing Date, any tenant that was, as of the Closing Date, in arrears less than 3 months in the payment of rent under its lease has, from and after the Closing Date, made monthly payments of rent in accordance with the lease for such 6 month period and, in addition, has not been served with a notice to quit by Purchaser, then, with respect to such tenants only, Purchaser shall, within ten days after the expiration of such six month period, remit to Seller an amount equal to the aggregate arrearages of such tenant (less any amounts previously received by Seller in respect of such arrearages) Seller Seller shall not pursue collection of any rentals owed by tenants as of the Closing Date. The provisions of this Paragraph shall survive the closing.

         (d) Purchaser shall pay the conveyance taxes applicable to the transfer of the Property. Purchaser shall pay all recording fees. The fees and expenses of the Escrow Agent in connection with the administration of this Agreement, if any, shall be borne equally by Seller and Purchaser.

                   (e)  All   prorations,   adjustments  and  credits  made  and
determined as provided herein shall be final as of the Closing Date; provided, however, that if subsequent to the Closing Date an error or omission in the determination or computation of any of such prorations, adjustments or credits shall be discovered, immediately upon discovery thereof the appropriate adjustments required to correct such error or omission shall be made. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth herein is that Seller shall bear all expenses of ownership and operation of the Property accruing through midnight at the end of the day preceding the Closing Date and Purchaser shall bear all such expenses accruing thereafter. Notwithstanding the foregoing, if as of the expiration of the sixth full calendar month following the Closing Date, any tenant that was, as of the Closing Date, in arrears less than 3 months in the payment of rent under its lease has, from and after the Closing Date, made monthly payments of rent in accordance with the lease for such 6 month period and, in addition, has not been served with a notice to quit by Purchaser, then, with respect to such tenants only, Purchaser shall, within ten days after the expiration of such six month period, remit to Seller an amount equal to the aggregate arrearages of such tenant (less any amounts previously received by Seller in respect of such arrearages) Any items not specifically listed herein but shall be adjusted as aforesaid at Closing. This provision shall survive the Closing.

     14. Notices. Any notice regarding this Agreement or any transaction or other matter arising in connection herewith shall be in writing and be served upon the party to which it is directed at the following addresses:

  If to Seller:               Sovereign Group 1984-II
                                 149 Chapel Road
                              Manchester, CT 06040
                              Attention:   David Harding

  with a copy to:             Jeffrey Carlson,
  Esq.                        Richmond Realty
                              149 Chapel Road
                              Manchester, CT 06040

  If to Purchaser:            Grove Corporation
                              598 Asylum Avenue
                              Hartford, CT 06105
                              Attention: Mr. Brian Navarro

  with a copy to              Kroll, McNamara & Evans
                              29 South Main Street
                              West Hartford, CT 06107
                              Attention: Edward J. McNamara, Esq.

  Escrow Agent:               Commonwealth Land Title Insurance Company
                              111 Founders Plaza, 17th Floor
                              East Hartford, CT 06108
                              Attn: George Browne, Esq.

         Any notice may be served personally or be sent by certified mail, return receipt requested or by Airborne, UPS, Federal Express or similar overnight express service. If sent by certified mail, a notice shall be deemed to have been given the next day following the date deposited with the United States Postal Service, postage prepaid. If sent by overnight express service, a notice shall be deemed to have been given one (1) business day after pickup by such overnight service. The address at which notice is to be given to either party may be changed by giving notice to the other party as provided above.

         15.      Miscellaneous.

                  (a) Entire Agreement The Recitals set forth at the beginning of this Agreement and the Exhibits attached hereto are incorporated in and made a part of this Agreement by this reference. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by Seller and Purchaser.

                 (b) Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

     (c) Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut.

     (d) Assignability. Purchaser shall have the right, on or before the Closing Date, to transfer or assign its rights and obligations under this Agreement to an affiliated entity without the consent of Seller. Purchaser shall provide to Seller a copy of the executed instrument of assignment effectuating any such assignment, together with the name and address of the assignee. Any permitted assignee shall be deemed to have assumed, agreed to and be bound by all of Purchaser's obligations and liabilities under this Agreement. Upon any such assignment, the Purchaser named in and which signed this Agreement shall thereafter be released and relieved from any obligation or liability under this Agreement.

     (e) Successors Bound. This Agreement shall be binding upon and inure to the
benefit  of  Purchaser  and  Seller  and  their  respective  heirs,   executors,
administrators, personal representatives, successors and assigns.

     (f) Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

     (g) Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

     (h) No Partnership or Joint Venture. Nothing contained in this Agreement shall be construed to create a partnership or joint venture relationship between Seller and Purchaser.

     (i)Time of Essence. Time is of the essence for all purposes of this Agreement.

     (j) Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof. So long as no default by Purchaser exists hereunder, upon expiration of the Inspection Period Seller and Purchaser shall execute a memorandum with respect to this Agreement for recordation in the land records of the Town of Vernon, the City of Norwich and the Town of Manchester .

     (k) Tax Protest. If, as of the Closing Date, there shall be any tax certiorari proceedings or tax protest proceedings pending with respect to any portion or all of the Property, all benefits obtained thereby including, without limitation, any tax refunds, after deducting the cost of such proceedings, including attorneys fees, shall: (i) if attributable to any tax year ended prior to the Closing Date, be paid to Seller; (ii) if attributable to any tax year commencing after the Closing Date, be retained by Purchaser; and (iii) if attributable to the tax year in which the Closing Date occurs, be apportioned between Seller and Purchaser as of the Closing Date. This provision shall survive the Closing.

     (l) SurvivalSurvival. The provisions of this Agreement expressly stating that they survive the Closing shall survive the Closing and shall not merge with the deed to be delivered at the Closing.

     (m) Knowledge of SellerKnowledge of Seller. Except as otherwise provided, whenever a representation or warranty is made in this Agreement on the basis of the knowledge of Seller, such representation and warranty is made to the actual knowledge of Seller after inquiry and investigation by Seller of its officers and representative having responsibility for the operation and management of the Property.




                  (n)      Indemnification.

     (i) Seller shall indemnify and hold harmless Purchaser from and against any and all liability, loss or damage, and any actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys' fees and expenses) incident thereto, resulting from (i) causes of action filed within two (2) years of the Closing for actions, omissions or obligations of Seller relating to the Property prior to the Closing Date, including, without limitation, off-site disposal of Hazardous Materials, or (ii) the failure by Seller to pay, perform or discharge when due any liabilities, agreements, Commitment or obligations not specifically assumed by Purchaser pursuant to this Agreement. The provisions of this subsection shall survive the Closing. The liability of Seller with respect to the foregoing indemnity shall be joint and several.

     (ii) Purchaser shall indemnify and hold harmless Seller from and against any and all liability, loss or damage, and any actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys' fees and expenses) incident thereto, resulting from: (i) causes of action or claims of any kind or character for actions, omissions or obligations assumed by Purchaser hereunder relating to Property on or after the Closing Date; or (ii) Purchaser's use and operation of the Property after the Closing Date. The provisions of this subsection shall survive the Closing.

                  (o) Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement or any part hereof to be drafted.

                  (p) Confidentiality. Seller and Purchaser agree that no party shall disclose or publicize the terms of this Agreement to any third party without the prior written consent of the other parties; provided, however, that the terms hereof may be disclosed without the requirement of any such consent to those persons assisting Purchaser in connection with this transaction, provided, further, that nothing herein shall prevent the disclosure, publication or use of this Agreement or any terms hereof that is required to be disclosed in connection with any administrative, legislative or judicial proceeding or pursuant to the order of any administrative agency or tribunal or any court of competent jurisdiction.

         16.      Duties and Responsibilities of Escrow Agent

                  (a) Seller and Purchaser acknowledge and agree that Escrow Agent (i) shall not be responsible for any of the agreements referred to herein but shall be obligated only for the performance of such duties as are specifically set forth herein; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with acceptable indemnification; and (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof.

                  (b) Neither Escrow Agent nor any of its directors, officers, partners or employees shall be liable to anyone for any action taken or omitted to be taken by it except in the case of gross negligence or willful misconduct. Seller and Purchaser jointly and severally, covenant and agree to indemnify Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by Escrow Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liability, unless such loss, liability or expense shall be caused by Escrow Agent's willful misconduct or gross negligence.

                  (c) Seller and Purchaser, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Deposit under this Agreement, and to indemnify and hold Escrow Agent harmless from and against any taxes, interest, penalties and other expenses, that may be assessed against Escrow Agent on any such payment or other activities under this Agreement. Seller and Purchaser, jointly and severally, agree to indemnify and hold Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties.

     (d) Seller agrees to pay or reimburse Escrow Agent for any fees and costs incurred in connection with the services hereunder.

                  (e) Seller and Purchaser agree that if any dispute arises with respect to the delivery, ownership, right of possession, or disposition of the Deposit, Escrow Agent upon receipt of written notice of such dispute or claim, is authorized and directed to retain in its possession without liability to anyone, all or any of said Fund until such dispute shall have been settled either by the mutual agreement of the parties involved or by a final order, decree or judgment of a Court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Deposit.








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                             SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             SELLER:

                             SOVEREIGN GROUP 1984-II

                             By: Its General Partner Parker Street Corp
                                 ------------------------------------------
                             By: /s/Neil H. Ellis
                                 --------------------
                             Print Name: Neil H. Ellis
                             Its:    President




                             PURCHASER:

                             GROVE CORPORATION


                             By:/s/Brian Navarro
                                -------------------
                             Print Name: Brian Navarro
                             Its:  President

                             ESCROW AGENT:


                             COMMONWEALTH LAND TITLE INSURANCE COMPANY

                             By: /s/George Browne
                                 --------------------
                                  George Browne
                                  Its Vice President

                                    EXHIBIT A

                               DESCRIPTION OF LAND

                                    EXHIBIT B

                                    RENT ROLL

                                    EXHIBIT C

            DESCRIPTION OF EXISTING NOTE, MORTGAGE AND FORECLOSURE ACTION

                                    EXHIBIT D

                   SERVICE, SUPPLY AND MAINTENANCE AGREEMENTS